Exhibit 5.1


                               December 19, 1997



Board of Directors
Fisher Scientific International Inc.
Liberty Lane
Hampton, New Hampshire 03842


Dear Sirs:

     I am the duly elected Vice President, General Counsel and Secretary of Fisher Scientific International Inc., a Delaware corporation (the "Company"), and have acted as its counsel in connection with its Registration Statement on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), relating to the proposed merger (the "Merger") of FSI Merger Corp., a Delaware corporation ("FSI"), with and into the Company, pursuant to which (i) the outstanding shares of FSI will be converted into an aggregate of up to 6,507,772 shares of Company Common Stock, $.01 par value ("Fisher Common Stock"), and (ii) each holder of Fisher Common Stock will be entitled to elect, with respect to each share of Fisher Common Stock so held, and subject to proration as more specifically set forth in the Merger Agreement, (y) to receive either $48.25 in cash or (z) to retain one share of Fisher Common Stock. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Registration Statement.

     I am familiar with the terms of the Merger Agreement and have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary for the purposes of this opinion and have satisfied myself as to such questions of law and matters of fact as I have considered relevant and necessary for purposes of this opinion. I am admitted to the Bar of the State of Ohio and not in any other jurisdiction. As a result, I have assumed that for purposes of this opinion that Delaware law is in all relevant respects the same as Ohio law.

     Based on the foregoing, I am of the opinion that:

   1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

   2. The Fisher Common Stock will be legally issued, fully paid and nonassessable when (i) the Registration Statement as finally amended shall have become effective under the Act, (ii) the transactions contemplated by the Merger Agreement, including the Merger, shall have been consummated, and (iii) certificates representing the Fisher Common Stock shall have been duly executed, countersigned, registered and delivered in accordance with the terms of the Merger Agreement.

     I advise you that I currently own 1,500 shares of Fisher Common Stock and options to purchase 47,500 shares of Fisher Common Stock.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to me under "Legal Opinions" in the Proxy Statement/Prospectus constituting part of the Registration Statement.


                                            Very truly yours,

                                            /s/ Todd M. DuChene

                                            Todd M. DuChene
                                            Vice President, General Counsel
                                            and Secretary